Exhibit 2.1

Execution Copy

MERGER AGREEMENT

dated

July 16, 2019

by and among

BiomX Ltd., an Israeli company (the “Company”),

Shareholder Representative Services LLC, as the Shareholders’ Representative (the “Shareholders’ Representative”),

Chardan Healthcare Acquisition Corp., a Delaware corporation (the “Purchaser”),

and

CHAC Merger Sub Ltd., an Israeli company (“Merger Sub”)

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		2

ARTICLE II MERGER		10
2.1	Merger	10
2.2	Merger Effective Date	10
2.3	Effect of the Merger	10
2.4	U.S. Tax Treatment	11
2.5	Articles of Association	11
2.6	Closing; Effective Time	11
2.7	Board of Directors	11
2.8	Taking of Necessary Action; Further Action	11
2.9	No Further Ownership Rights in Company Capital Stock	12

ARTICLE III [INTENTIONALLY OMITTED]		12

ARTICLE IV CONSIDERATION		12
4.1	Conversion of Ordinary Shares	12
4.2	Closing Payment Shares	14
4.3	Reserved	15
4.4	Withholding Rights and Tax Rulings	15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
5.1	Corporate Existence and Power	16
5.2	Authorization	15
5.3	Governmental Authorization	17
5.4	Non-Contravention	17
5.5	Capitalization	17
5.6	Charter Documents	19
5.7	Corporate Records	19
5.8	Assumed Names	19
5.9	Subsidiaries.	19
5.10	Consents	20
5.11	Financial Statements	20
5.12	Books and Records	21
5.13	Absence of Certain Changes	21
5.14	Properties; Title to the Company’s Assets	23
5.15	Litigation	23
5.16	Contracts	24
5.17	Licenses and Permits	26
5.18	Compliance with Laws	26
5.19	Intellectual Property	27
5.20	Suppliers	28
5.21	Accounts Receivable and Payable; Loans	28

i

5.22	Pre-payments	29
5.23	Employees	29
5.24	Employment Matters	29
5.25	Withholding	30
5.26	Employee Benefits and Compensation	30
5.27	Real Property	30
5.28	Accounts	31
5.29	Tax Matters	31
5.30	Environmental Laws	33
5.31	Finders’ Fees	33
5.32	Powers of Attorney and Suretyships	33
5.33	Directors and Officers	34
5.35	Anti-Money Laundering Laws	34
5.36	Insurance	34
5.37	Related Party Transactions	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		34
6.1	Corporate Existence and Power	34
6.2	Corporate Authorization	35
6.3	Governmental Authorization	35
6.4	Non-Contravention	35
6.5	Finders’ Fees	35
6.6	Issuance of Shares	35
6.7	Capitalization	36
6.8	Information Supplied	36
6.9	Trust Fund	37
6.10	Listing	37
6.11	Board Approval	37
6.12	Purchaser SEC Documents and Financial Statements	38
6.13	Certain Business Practices	38
6.14	Anti-Money Laundering Laws	38
6.15	Affiliate Transactions	39
6.16	Litigaton	39
6.17	Expenses	39
6.18	Tax Matters	39

ARTICLE VII COVENANTS OF THE PARTIES PENDING CLOSING		40
7.1	Conduct of the Business	40
7.2	Access to Information	43
7.3	Notices of Certain Events	43
7.4	Annual and Interim Financial Statements	44
7.5	SEC Filings	44
7.6	Trust Account	45
7.7	Merger Proposal	45
7.8	Company’s Shareholders Meeting	46

7.9	Merger Sub Shareholders Meeting	47
7.10	Obligations of Merger Sub	47
7.11	IIA Notice	47

ARTICLE VIII COVENANTS OF THE COMPANY		47
8.1	Reporting and Compliance with Laws	47
8.2	Commercially Reasonable Efforts to Obtain Consents	47
8.3	Termination of Investor Rights Agreement	47
8.4	Company Shareholders Approval	47

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		48
9.1	Best Efforts; Further Assurances	48
9.2	Compliance with SPAC Agreements	48
9.3	Cooperation with SEC Statements	49
9.4	Confidentiality	50
9.5	Directors’ and Officers’ Indemnification and Liability Insurance.	51
9.6	Execution of Offer Letters with Senior Management.	52
9.7	Repayment of Purchaser Indedtedness and Other Indemnities.	52
9.8	Equity Financing.	52
9.9	Certain Tax Matters.	52
9.10	Founder Share Cancellation.	52
9.11	Equity Incentive Plan.	53

ARTICLE X CONDITIONS TO CLOSING		53
10.1	Condition to the Obligations of the Parties	53
10.2	Conditions to Obligations of Purchaser and Merger Sub	53
10.3	Conditions to Obligations of the Company	54

ARTICLE XI INDEMNIFICATION		55
11.1	Indemnification of Purchaser	55
11.2	Procedure	55
11.3	Escrow of Escrow Shares by Escrow Participants	57
11.4	Payment of Indemnification	58
11.5	Insurance	58
11.6	Survival of Indemnification Rights	59
11.7	Sole and Exclusive Remedy	59

ARTICLE XII DISPUTE RESOLUTION		59
12.1	Arbitration	59
12.2	Waiver of Jury Trial; Exemplary Damages	61

ARTICLE XIII TERMINATION 63
13.1	Termination Without Default	61
13.2	Termination Upon Default	61
13.3	Effect of Termination	62

ARTICLE XIV MISCELLANEOUS		63
14.1	Notices	63
14.2	Amendments; No Waivers; Remedies	64
14.3	Arm’s length bargaining; no presumption against drafter	65
14.4	Publicity	65
14.5	Expenses	65
14.6	No Assignment or Delegation	65
14.7	Governing Law	65
14.8	Counterparts; facsimile signatures	65
14.9	Entire Agreement	66
14.10	Severability	66
14.11	Construction of certain terms and references; captions	66
14.12	Further Assurances	67
14.13	Third Party Beneficiaries	67
14.14	Waiver	67
14.15	Shareholders’ Representative	68
14.16	Non-Recourse	69

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of July 16, 2019 (the “Signing Date”), by and among BiomX Ltd., an Israeli company (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Shareholders’ Representative”), Chardan Healthcare Acquisition Corp., a Delaware corporation (the “Purchaser”) and CHAC Merger Sub Ltd., an Israeli company (“Merger Sub”).

W I T N E S E T H:

A.	The Company and/or its Subsidiaries (the “Company Group”) are in the business of developing customized phage therapies that target harmful bacteria in chronic diseases (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

B.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of the Purchaser;

C.	The Company Securityholders are listed on Schedule 1.14 hereto and own 100% of the issued and outstanding Company Securities; and

D.	WHEREAS, contemporaneously with the execution of, and as a condition and an inducement to Purchaser and the Company to enter into, this Agreement, each holder of Company Securities set forth on Schedule 1 are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”).

E.	WHEREAS, contemporaneously with the execution of, and as a condition and an inducement to Purchaser and the Company to enter into, this Agreement, Chardan Investments LLC, Purchaser and the Company have executed and delivered a Backstop Agreement, substantially in the form attached hereto as Exhibit B (the “Backstop Agreement”).

F.	Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of the Purchaser.

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “102 Company Options” means Equity Awards granted and subject to Taxes pursuant to Section 102(b)(2) of the Ordinance.

1.2 “102 Company Securities” means 102 Company Options and 102 Company Shares, collectively.

1.3 “102 Company Shares” means Ordinary Shares issued upon vesting of or exercise of or otherwise in connection to 102 Company Options.

1.4 “102 Trustee” means Altshuler Shaham Trusts Ltd. which serves as the trustee of the Equity Incentive Plan and the awards granted thereunder pursuant to Section 102(b)(2) of the Ordinance.

1.5 “3(i) Company Option” means Equity Awards granted and subject to tax pursuant to Section 3(i) of the Ordinance.

1.6 “Action” means any legal action, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.7 “Additional Agreements” mean the Voting Agreement substantially in the form attached hereto as Exhibit C (the “Voting Agreement”), the Registration Rights Agreement, Escrow Agreement, the Support Agreements, the Backstop Agreement, and the engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Securityholders.

1.8 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.9 “Aggregate Investment Amount” means the aggregate amount of immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) immediately prior to the Closing (but prior to the payment of any expenses of Purchaser), plus the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing, if any.

1.10 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

1.11 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.12 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.13 “Closing” has the meaning set forth in Section 2.6.

1.14 “Closing Consideration Conversion Ratio” shall mean a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (a) the Closing Payment Shares; by (b) the Fully Diluted Vested Shares, in each case, as listed on Schedule 1.14.

1.15 “Closing Payment Shares” means an aggregate of 16,625,000 shares of Purchaser Common Stock, which includes the Escrow Shares.

1.16 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.17 “Code” means the Internal Revenue Code of 1986, as amended.

1.18 “Company Capital Stock” has the meaning set forth in Section 5.5.

1.19 “Company Securities” means the Ordinary Shares, Ordinary A Shares, Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares, Preferred B Shares, Equity Awards, Ordinary Warrants and Preferred A-1 Warrants.

1.20 “Company Securityholder” means each Person who holds Company Securities immediately prior to the Effective Time and listed on Schedule 1.14 hereto.

1.21 “Company Securityholder Purchase Agreements” means those certain BiomX Stakeholder Stock Purchase Agreements, substantially in the form attached hereto as Exhibit D, to be entered into among Purchaser, the Company and Persons who hold Company Securities as of the date hereof together with their Affiliates, pursuant to which such Person’ (or their Affiliates) shall purchase shares of Purchaser Common Stock from Persons who hold shares of Purchaser Common Stock as of the date of this Agreement.

1.22 “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound.

1.23 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.24 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.25 “Equity Award” means the options (“Company Options”) and restricted stock units outstanding under the Equity Incentive Plan.

1.26 “Equity Incentive Plan” means the Company’s 2015 Employee Stock Option Plan.

1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28 “Escrow Agent” means Continental Stock Transfer & Trust Company.

1.29 “Escrow Agreement” means an agreement in substantially the form attached hereto as Exhibit E, between the Shareholders’ Representative, the Escrow Agent and the Purchaser with respect to the Escrow Shares to reflect the terms set forth in Section 11.3.

1.30 “Escrow Participant” means each Person who holds Ordinary Shares, Ordinary A Shares, Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares, Preferred B Shares, Equity Awards, Ordinary Warrants or Preferred A-1 Warrants, in each case, that are vested as of immediately prior to the Effective Time.

1.31 “Escrow Participant Company Securities” means the sum, without duplication, of: (a) the sum of the aggregate number of Ordinary Shares plus the aggregate number of Ordinary A Shares, in each case, that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of Ordinary Shares and Ordinary A Shares issuable upon conversion of all Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares and Preferred B Shares, in each case, that are issued and outstanding immediately prior to the Effective Time; plus (iii) the aggregate number of Ordinary Shares and Ordinary A Shares issuable upon exercise or conversion of all Ordinary Warrants and Preferred A-1 Warrants, in each case, that are vested as of immediately prior to the Effective Time.

1.32 “Escrow Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing: (a) the number of shares of vested Company Capital Stock held by such Escrow Participant as of immediately prior to the Effective Time (on an as converted to Ordinary Share or Ordinary A Share basis assuming the exercise or conversion of all Escrow Participant Company Securities held by such Escrow Participant); by (b) the total number of vested shares of Company Capital Stock held by all Escrow Participants as of immediately prior to the Effective Time (on an as converted to Ordinary Share or Ordinary A Share basis assuming the exercise or conversion of all Escrow Participant Company Securities held by such Escrow Participant).

1.33 “Escrow Shares” means a number of shares of Purchaser Common Stock equal to: (a) ten percent (10%); multiplied by (b) the number shares of Purchaser Common Stock otherwise issuable to Company Securityholders pursuant Section 4.1(a) plus the number of shares of Purchaser Common Stock issuable upon conversion of each Ordinary Warrant and Preferred A-1 Warrant held by an Escrow Participant and assumed by Purchaser as of the Effective Time in accordance with Section 4.1(c) and that are vested as of immediately prior to the Effective Time.

1.34 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.35 “Fully Diluted Vested Shares” means the sum as set forth on Schedule 1.14, without duplication, of: (a) the sum of the aggregate number of Ordinary Shares plus the aggregate number of Ordinary A Shares, in each case, that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of Ordinary Shares and Ordinary A Shares issuable upon conversion of all Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares and Preferred B Shares, in each case, that are issued and outstanding immediately prior to the Effective Time; plus (iii) the aggregate number of Ordinary Shares and Ordinary A Shares issuable upon exercise or conversion of all Equity Awards, Ordinary Warrants and Preferred A-1 Warrants, in each case, that are vested as of immediately prior to the Effective Time.

1.36 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.37 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.38 “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated December 18, 2018.

1.39 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Financial Statements), including the Company’s obligations under the Contracts set forth on Schedule 5.11(c).

1.40 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.41 “Inventory” is defined in the UCC.

1.42 “ITA” means the Israel Tax Authority.

1.43 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.44 “Leases” means the leases set forth on Schedule 1.44 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.45 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.46 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided, that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 5.3, 5.4 or 5.10 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 10.2(b)); (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

1.47 “New Investment Escrow Account” means the Escrow Account (as defined in Section 1.03 of the Company Securityholder Purchase Agreements and the Third Party Purchase Agreements).

1.48 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.49 “Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

1.50 “Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.01 each.

1.51 “Ordinary A Shares” means the Company’s Ordinary A Shares, par value NIS 0.01 each.

1.52 “Ordinary Warrant” means a warrant to purchase Ordinary Shares.

1.53 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 1.53.

1.54 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.55 “Preferred A Shares” means the Company’s Preferred A Shares par value NIS 0.01 each.

1.56 “Preferred A-1 Shares” means the Company’s Preferred A-1 Shares, par value NIS 0.01 each.

1.57 “Preferred A-1 Warrant” means a warrant to purchase Preferred A-1 Shares.

1.58 “Preferred A-2 Shares” means the Company’s Preferred A-2 Shares, par value NIS 0.01 each.

1.59 “Preferred A-3 Shares” means the Company’s Preferred A-3 Shares, par value NIS 0.01 each.

1.60 “Preferred A-4 Shares” means the Company’s Preferred A-4 Shares, par value NIS 0.01 each.

1.61 “Preferred B Shares” means the Company’s Preferred B Shares, par value NIS 0.01 each,

1.62 “Purchaser Common Stock” means the common stock of Purchaser.

1.63 “Purchaser Private Warrant” means each warrant issued in private placements at the time of consummation of the IPO, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.64 “Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Unit, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.65 “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant.

1.66 “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of Purchaser Common Stock and (b) one-half of one warrant to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.67 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.68 “Registration Rights Agreement” means the agreement, in substantially the form attached hereto as Exhibit F, governing the resale of (a) all shares of Purchaser Common Stock issuable pursuant to this Agreement, (b) any shares of Purchaser Common Stock acquired by the Company Securityholder pursuant to the Company Securityholder Purchase Agreements or otherwise in connection with the Merger and (c) all other securities of the Purchaser (including derivatives thereof, such as options and warrants) held at any time by the Purchaser’s officers, directors, nominees, and direct and indirect parents, control persons, affiliates and associates.

1.69 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.70 “SEC” means the Securities and Exchange Commission.

1.71 “Securities Act” means the Securities Act of 1933, as amended.

1.72 “Shareholder” means each Person who holds shares of Company Capital Stock immediately prior to the Effective Time.

1.73 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted.

1.74 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property, including the items listed on Schedule 5.14(a).

1.75 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.76 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.77 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.78 “Third Party Purchase Agreements” means those certain Stock Purchase Agreements, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2, to be entered into among Purchaser, the Company and third parties, pursuant to which such third parties shall purchase shares of Purchaser Common Stock from Persons who hold shares of Purchaser Common Stock as of the date of this Agreement.

1.79 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.80 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.81 “Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding (including with respect to the transfer at the Closing of the applicable Purchaser securities to a paying agent or a trustee), issued by the ITA in customary form and substance reasonably satisfactory to Purchaser (which, for the avoidance of doubt, includes Purchaser’s reasonable opportunity to review and comment on any application to the ITA submitted by a holder of convertible securities or by a Company founder who is an individual holding shares, if applicable), that is applicable to the payments to be made pursuant to this Agreement stating that no withholding of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding (including the Israeli Tax Ruling).

ARTICLE II
MERGER

2.1 Merger. At the Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with Sections 314 through 327 of the Israeli Companies Law - 5759-1999 (the “Companies Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and the Company (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the Surviving Corporation. As a result of the Merger, the Company shall (a) become a wholly owned subsidiary of Purchaser, (b) continue to be governed by the Laws of the State of Israel, (c) have a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Companies Law, and the existing shareholders of the Company shall be entitled to the consideration in accordance with the provisions of ARTICLE IV.

2.2 Merger Effective Date. The parties hereto shall, in coordination with each other, inform the Registrar of Companies of the State of Israel (the “Registrar of Companies”) that all conditions to the Merger under the Companies Law and this Agreement have been met (together with any other documentation required to be submitted to the Registrar of Companies, whether under this Agreement or the Merger Proposal (the “Articles of Merger”), by the Registrar of Companies or otherwise) and setting forth the proposed date for the date of effectiveness of the Merger on which the Registrar of Companies is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on, or as soon as practically possible before, the Closing Date (as defined below).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become wholly owned directly by the Purchaser, all as provided under the Companies Law and the provisions of this Agreement. For the avoidance of doubt, the Purchaser Warrants shall survive the Merger and remain in effect without any change to their existing terms.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.5 Articles of Association. At the Effective Time, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall cease to have effect and the articles of association of the Company (as amended, the “Charter Documents”), as in effect immediately prior to the Effective Time, shall be the Charter Documents of the Surviving Corporation, except that reference to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation.

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of Purchaser. Immediately after the Closing, the Purchaser’s board of directors will consist of seven (7) directors. Chardan Investments, LLC shall have the right to designate two (2) directors to serve for two (2) years from the Closing and the Company shall designate five (5) directors (the “Shareholder Designees”).

2.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Ordinary Shares of the Company or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Ordinary Shares of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares of the Company, except as otherwise provided for herein or by Law.

ARTICLE III
[INTENTIONALLY OMITTED]

ARTICLE IV
CONSIDERATION

4.1 Conversion of Company Securities.

(a) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Shareholders and subject to the receipt of a Valid Tax Certificate covering the entire consideration payable and issuable under this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest a number of shares of Purchaser Common Stock equal to the Closing Consideration Conversion Ratio as set forth on Schedule 1.14, in each case, subject to Section 4.1(j) and Section 11.3.

(b) Treatment of Equity Awards. Prior to the Effective Time, the board of directors of the Company and Purchaser, (or if appropriate, any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of option-holders if required, to provide that, as of the Effective Time and subject to the receipt of a Valid Tax Certificate covering the entire consideration payable and issuable under this Agreement , each outstanding Equity Award, whether vested or unvested, shall be assumed by Purchaser, and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions, except that each Company Option under an Equity Award shall be exercisable for such number of Purchaser Common Stock that equals the Closing Consideration Conversion Ratio as set forth on Schedule 1.14 and at such exercise price that shall equal to the exercise price of such option immediately prior to the Closing divided by the Closing Consideration Conversion Ratio as set forth on Schedule 1.14, further provided that with respect to any Equity Award, any fractional shares will be rounded up to the nearest whole number of shares of Purchaser Common Stock. Purchaser undertakes to assume the Equity Incentive Plan as amended pursuant to Section 9.11, in accordance with the requirements of the capital gains route under Section 102 to the Israeli Tax Ordinance, as needed in order to allow for the assumption of the outstanding Equity Awards as provided for above.

(c) Treatment of Ordinary Warrants and Preferred A-1 Warrants. Prior to the Effective Time, the Company and the Purchaser (or if appropriate, any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of warrant-holders if required, to provide that, as of the Effective Time and subject to the receipt of a Valid Tax Certificate covering the entire consideration payable and issuable under this Agreement , each outstanding Ordinary Warrant and Preferred A-1 Warrant (collectively, “Company Warrants”) shall be assumed by Purchaser, and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions, except that with respect to each share of the Company (whether Ordinary Share or Preferred A-1 Share) that is subject to a Company Warrant prior to the Closing, shall be exercisable for such number of shares of Purchaser Common Stock that equals the Closing Consideration Conversion Ratio as set forth on Schedule 1.14, in each case, subject to Section 4.1(j) and Section 11.3, and at such exercise price that shall equal to the exercise price of such warrant share immediately prior to the Closing divided by the Closing Consideration Conversion Ratio as set forth on Schedule 1.14, further provided that with respect to any Company Warrant, any fractional share will be rounded up to the nearest whole number of shares of Purchaser Common Stock.

(d) Treatment of 102 Company Securities. Notwithstanding anything to the contrary in this Agreement, any consideration payable for 102 Company Securities shall be deposited with the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance, the Israeli Tax Ruling or any other approval that may be issued by the ITA.

(e) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(f) Treatment of Ordinary Shares Owned by the Company. At the Effective Time, all Ordinary Shares of the Company that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(g) No Liability. Notwithstanding anything to the contrary in this Section 4.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Surrender of Certificates. All Closing Payment Shares issued upon the surrender of Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than the additional obligations of Purchaser and the rights of the Shareholders pursuant to Section 11.3.

(i) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 4.1 and Section 11.3.

(j) Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Section 4.1, Purchaser shall withhold from the shares of Purchaser Common Stock otherwise issuable to an Escrow Participant pursuant to Section 4.1(a) and from the number of shares of Purchaser Common Stock issuable upon conversion of each Ordinary Warrant and Preferred A-1 Warrant held by an Escrow Participant and assumed by Purchaser as of the Effective Time in accordance with Section 4.1(c) and that are vested as of immediately prior to the Effective Time, a number of shares of Purchaser Common Stock equal to: (i) the Escrow Shares; multiplied by (b) such Escrow Participant’s Escrow Pro Rata Portion, in each case, as set forth on Schedule 1.14.

(k) Schedule 1.14. No later than two (2) days prior to the Closing Date, the Company shall deliver to Purchaser a final Schedule 1.14, which shall set forth, as of the immediately prior to the Effective Time, the following information: (i) the name of each Company Securityholder, (ii) the number and kind of each Company Security held by each Company Securityholder, including, if applicable, the number of Ordinary Shares and Ordinary A Shares issuable upon exercise or conversion of such Company Security and the exercise price per share for such Company Security, (iii) the vesting arrangements with respect to each Company Security held by such Company Securityholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is vested as of the Closing), (iv) the total number of shares of Purchaser Common Stock issuable pursuant to Section 4.1(a) in respect of each Company Security held by such Company Securityholder; (v) the total number of shares of Purchaser Common Stock issuable upon exercise or conversion of each Company Security held by such Company Securityholder following the assumption by Purchaser of such Company Security pursuant to Section 4.1(b) and Section 4.1(c) and the respective exercise price per share applicable to such Company Security following such assumption; (vi) the number of Escrow Shares deposited into the Escrow Account on behalf of such Company Securityholder pursuant to Section 4.1(j); and (vii) such Company Securityholder’s Escrow Pro Rata Portion.

4.2 Closing Payment Shares.

(a) No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger, including with respect to any release of the Escrow Shares pursuant to Section 4.1(j) and the Escrow Agreement and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(b) Legend. Each certificate representing shares of Purchaser Common Stock issued pursuant to this Agreement shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

4.3 Reserved.

4.4 Withholding Rights and Tax Rulings.

(a) The Company, Purchaser or any Person acting on their behalf (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirements (including, for the avoidance of doubt, the regulation of withholding from assets and services). To the extent such amounts are so deducted and withheld and remitted to the applicable Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid (each, a “Payee”), and the Payor shall promptly provide the applicable Payee with a document evidencing the amount so withheld and remitted to the Tax authority with respect to the payment made to such Payee. If any Person presents to Purchaser or anyone on its behalf a Valid Tax Certificate covering the entire consideration payable and issuable under this Agreement to such Person and exempting Purchaser from any Israeli withholding obligation, then the deduction and withholding of any Israeli Taxes (if any) shall be made only in accordance with the provisions of such Valid Tax Certificate (subject to withholding on account of non-Israeli Taxes, if applicable). Notwithstanding anything to the contrary in this Agreement, until a Person presents to Purchaser or anyone on its behalf a Valid Tax Certificate no consideration under this Agreement shall be issued by the Purchaser by such Person.

(b) As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA, in full coordination with Purchaser’s advisors, an application for a ruling (which shall be confirmed by Purchaser’s advisors prior to its submission and such confirmation shall not be unreasonably withheld, conditioned or delayed) confirming, among other things, that (1) in relation to the consideration to be paid to the holders of 102 Company Securities, that the payment of consideration in respect of 102 Company Securities with respect to which the minimum trust period required by Section 102 of the Ordinance has not passed, will not constitute a violation of the requirements of Section 102 of the Ordinance as long as such consideration is deposited with the 102 Trustee, and that payments of consideration made to the 102 Trustee under this Agreement shall not be subject to withholding of Israeli Tax, and (2) that the assumption of the Company Options will not trigger a taxable event and that tax continuity will apply to such assumed options such that they shall continue to be subject to the same tax arrangement as applied to the Company Options (the “Israeli Tax Ruling”).

(c) Each of Purchaser and Company shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of any written or oral submissions or applications that may be necessary, proper or advisable to obtain the Israeli Tax Ruling. The final text of the Israeli Tax Ruling shall in all circumstances be subject to the prior written confirmation of Purchaser or its counsel which confirmation shall not be unreasonably withheld, conditioned or delayed. Each of Purchaser and Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Tax Ruling, as promptly as practicable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser prior to the execution of this Agreement, the Company hereby represents and warrants to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

5.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing under the Laws of the State of Israel. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is not a “defaulting company” as defined under the Companies Law. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its Business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the its properties and owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 5.1.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board of Directors, has (i) approved this Agreement and the other Transactions and determined that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement in accordance with the provisions of Israeli Law and the Charter Documents and (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote of more than fifty percent (50%) (on an as-converted basis) of the voting power of the Shareholders who are present in person or by proxy at such meeting and voting thereon shall be required by the Company to approve the transactions contemplated by this Agreement by the Shareholders (the “Company Shareholder Approval”).

5.3 Governmental Authorization. Except for the approvals listed on Schedule 5.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, or (g) require any consent, approval or waiver from any Person pursuant to any provision of the Charter Documents, except for such consent, approval or waiver which shall be obtained prior to the Closing.

5.5 Capitalization. The Company’s authorized share capital is NIS 236,780, divided into:

(a) 13,044,778 ordinary shares, par value NIS 0.01 each, of which 954,622 are issued and outstanding;

(b) 2,836,880 Preferred B Shares, par value NIS 0.01 each, of which 2,266,314 are issued and outstanding;

(c) 1,556,185 Preferred A Shares par value NIS 0.01 each, of which 234,147 are issued and outstanding;

(d) 2,554,403 Preferred A-1 Shares, par value NIS 0.01 each, of which 2,500,511 are issued and outstanding;

(e) 130,434 Preferred A-2 Shares, par value NIS 0.01 each, of which 130,434 are issued;

(f) 1,000,000 Ordinary A Shares, par value NIS 0.01 each, none of which are issued and outstanding;

(g) 2,300,000 Preferred A-3 Shares, par value NIS 0.01 each, none of which are issued and outstanding; and

(h) and 255,320 Preferred A-4 Shares, par value NIS 0.01 each, of which 255,320 are issued and outstanding.

(the shares listed in (a) – (h) above shall be referred to collectively as the “Company Capital Stock”).

(i) No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and, to the Company’s knowledge, beneficially by the Shareholders as set forth on Schedule 5.5, free and clear of all Liens. No outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Capital Stock that will be outstanding Closing will be the Company Capital Stock owned by the Purchaser following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding. Except as set forth in Schedule 5.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

(j) The terms of the Equity Incentive Plan permit the treatment of Company Options as provided in this Agreement without the consent or approval of, the holders of such securities or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. No outstanding Company Options, whether under the Equity Incentive Plan or otherwise, will be accelerated in connection with the Agreement.

(k) All Company Options granted by the Company to its officers and employees in Israel that are currently outstanding were granted under an equity incentive plan approved, or not rejected within thirty (30) days from filing, by the ITA under the capital gains route of Section 102 of the Ordinance.

(l) The terms of the Company Warrants permit the treatment of Company Warrants as provided herein the consent or approval of, the holders of Company Warrant, the Company Shareholders.

(m) No employee of the Company or other Person has received an offer letter or other Contract which is still outstanding that contemplates a grant of, or right to purchase or receive: (i) Equity Awards or (ii) any other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

5.6 Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

5.7 Corporate Records. All proceedings occurring since January 1, 2016 of the board of directors of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to the Purchaser. The register of members of the Company is complete and accurate.

5.8 Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since January 1, 2016 none of the members of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9 Subsidiaries. RondinX Ltd. (“RondinX”, or the “Subsidiary”), a company duly organized and validly existing under the Laws of the State of Israel, is a wholly-owned subsidiary of the Company. The Company is not a participant in any joint venture, partnership, or similar arrangement. The share capital of RondinX is fully paid-up. Except for RondinX, the Company does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(a) RondinX has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. RondinX is not a “defaulting company” as defined under the Companies Law. RondinX is not qualified to do business as a foreign entity in any jurisdiction, and there is no other jurisdiction in which the character of the property owned or leased by RondinX or the nature of its activities make qualification of RondinX in any such jurisdiction necessary. RondinX has offices located only at the addresses set forth by its name on Schedule 5.9.

(b) No outstanding capital stock or other securities of RondinX are subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 5.9(b), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of RondinX, or (ii) agreements with respect to any of the capital stock or other securities of RondinX, including any voting trust, other voting agreement or proxy with respect thereto.

5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

5.11 Financial Statements.

(a) Schedule 5.11 includes the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, 2017 and 2016 consisting of the audited consolidated balance sheet as of such date, the audited consolidated income statement for the twelve (12) month period ended on such date, and the audited consolidated cash flow statement for the twelve (12) month period ended on such date, (collectively, the “Financial Statements” and the audited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b) The Financial Statements fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; and (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied.

(c) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which any member of the Company Group is a party (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Material Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; (v) liabilities that would not have a Material Adverse Effect; and (vi) liabilities set forth on Schedule 5.11(c), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise)of the type required to be reflected on a balance sheet in accordance with GAAP.

(d) Except as set forth on Schedule 5.11(d), the Company Group does not have any Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and

(iii) access to assets is permitted only in accordance with the respective management’s authorization.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 5.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d) any material change in any compensation or benefits arrangement or agreement with any employee, officer, director or shareholder of the Company or the Subsidiary, except for changes or amendments that are expressly provided for in this Agreement;

(e) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $400,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $400,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

(k) any waiver by the Company or the Subsidiary of a material right or of a material debt owed to it;

(l) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(m) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(n) any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(q) any commitment or agreement to do any of the foregoing.

5.14 Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 5.14(a), the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) All of the Tangible Personal Property is located at the office of the Company.

(c) The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 5.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company Group. The Company Group is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

5.16 Contracts.

(a) Schedule 5.16(a) lists all Contracts, oral or written (collectively, “Material Contracts”) to which, as of the date of this Agreement, the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $400,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $400,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $400,000 (other than arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations or statutory severance under applicable Israeli law), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) all Contracts for material licensing agreements, including material Contracts licensing Intellectual Property Rights, other than (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) customer or channel partner Contracts substantially on Company’s standard forms, (c) Contracts with Company’s own employees or contractors substantially on Company’s standard forms, and (d) standard non-disclosure agreements (collectively, and excluding all material transfer and other sample agreements services agreements and scientific advisory board agreements, “Standard Contracts”);

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group other than Standard Contracts, material transfer and other sample agreements services agreements and scientific advisory board agreements;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations other than Standard Contracts;

(x) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $400,000 per year;

(xii) all Contracts relating to outstanding Indebtedness;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xiv) any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $400,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xvi) any Contract containing covenants restricting the Company from competing with any Person in any line of business, industry or geographical area; and

(xvii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set for the on Schedule 5.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect (subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 5.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto.

(c) Except as set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business.

5.18 Compliance with Laws. Except as set forth on Schedule 5.18, the Company Group is not in material violation of, has not since January 1, 2017, violated in any material respect, and to the Company’s best knowledge, has not since January 1, 2017 been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(a) Without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”) and Laws applicable to lending activities;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”) or any comparable or similar Law of any jurisdiction applicable to the Company; or

(iii) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(c) Except as set forth on Schedule 5.18, no permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18.

5.19 Intellectual Property.

(a) Schedule 5.19 sets forth a true, correct and complete list of all registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned or filed by any member of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any material continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) To the knowledge of the Company Group, as of the date of this Agreement there are no material disputes or litigation with respect to any material Intellectual Property Rights and the Company is not a party to any dispute or litigation relating to any Intellectual Property. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned or in-licensed by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights used by Company Group in the performance of any such Contract.

(d) All current and former Israeli Company Employees have executed an instrument that includes a due waiver of the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967, and none of such persons has the right to receive any such compensation.

(e) Except as disclosed on Schedule 5.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material or (iii) has licensed to the Company Group rights to use such Intellectual Property Rights.

(f) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(g) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

5.20 Suppliers.

(a) Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company Group’s December 31, 2017 fiscal year, showing the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as indicated on Schedule 5.20(b), to the actual knowledge of the Company, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note involving an amount in excess of $400,000. Except as set forth on Schedule 5.21(b), to the best knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22 Pre-payments. Except as set forth on Schedule 5.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of the 5 highest compensated employees of the Company Group as of June 1, 2019, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2018.

(b) Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters.

(a) Schedule 5.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) Except as disclosed on Schedule 5.24(b):

(i) to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25 Withholding. Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 5.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

5.26 Employee Benefits and Compensation. Schedule 5.26 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group at any time during the 5-calendar year period immediately preceding the date hereof and/or with respect to which the Company Group could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable law in all material respects.

5.27 Real Property.

(a) Except as set forth on Schedule 5.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.27, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

5.28 Accounts. Schedule 5.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.29 Tax Matters. Except as set forth on Schedule 5.29:

(a) (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Ordinary Shares of the Company by the Shareholders to the Purchaser pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vii) other than the ruling application in connection with the agreement, there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2014; (xi) is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xii) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xiii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xiv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company Group are arm’s-length prices for purposes of the relevant transfer pricing laws, including Section 85A of the Ordinance (or any comparable provisions of state, local or foreign Legal Requirements).

(e) The Company Group has never made any election to be treated nor has it claimed any benefits as a “Benefited Enterprise” (Mifaal Mutav) nor taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under the Law for Encouragement of Capital Investments, 1959.

(f) The Company is duly registered for the purposes of Israeli value added Taxes (“VAT”) and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any Legal Requirements, and (iii) has not received a refund for input VAT for which it is not entitled under any Legal Requirements. The Company Group (other than the Company) is not required to register in Israel for Israeli VAT purposes.

(g) The Company Group does not participate and has never participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, or any similar provision under any other local or foreign Tax Legal Requirement. The Company Group is not subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any other local or foreign Tax Legal Requirement, and including with respect to VAT.

(h) The Company Group is not nor has it ever been a real estate corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(i) The Equity Incentive Plan is deemed approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Company Securities which were issued under the Plan have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company Securities, and the due deposit of such Company Securities with the 102 trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012. All Tax rulings, and filings with the ITA relating to the Equity Incentive Plan and any award thereunder have been provided to Purchaser.

5.30 Environmental Laws.

(a) Except as set forth in Schedule 5.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b) The Company Group has delivered to Purchaser copies of all material Permits in its possession concerning the Hazardous Materials Activities of the Company Group.

(c) Except as set forth on Schedule 5.30(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.31 Finders’ Fees. Except as set forth on Schedule 5.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

5.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 5.32, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.33 Directors and Officers. Schedule 5.33 sets forth a true, correct and complete list of all directors and officers of the Company Group.

5.34 Anti-Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.35 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 5.36, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute as noncompliance with any such policy or constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

5.36 Related Party Transactions. Except as set forth in Schedule 5.36, as contemplated by this Agreement or as provided in the Financial Statements, no Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group. None of the contracts listed in Schedule 5.36 was entered into on a basis other than on arm’s length.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

6.1 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware. Merger Sub is a company duly organized and validly existing under the laws of the State of Israel and is not a “defaulting company” as defined in the Companies Law. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. This Agreement and the other Additional Agreements and the transactions contemplated thereunder have been duly approved by the Purchaser, in its capacity as sole shareholder of Merger Sub. The affirmative vote of holders of a majority of the outstanding shares of Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present, to approve the adoption of the Merger and this Agreement is the only vote of any of Purchaser’s capital stock necessary in connection with the entry into this Agreement or any Additional Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby, including the Closing (the “Purchaser Stockholder Approval”).

6.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

6.5 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 5.31 (which are the responsibility of the Company), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) The authorized capital stock of Purchaser consists of 30,000,000 shares of Purchaser Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Purchaser Preferred Stock”) of which 10,062,500 shares of Purchaser Common Stock (inclusive of Purchaser Common Stock included in any outstanding Purchaser Units), and no shares of Purchaser Preferred Stock are issued and outstanding. In addition, 10,950,000 Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Units) are issued and outstanding. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 10,000,000 shares with no par value (“Merger Sub Common Stock”) of which 100,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Israeli law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, including the SEC Statement or any Other Filings, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/ or mailing, at the time of the Purchaser Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

6.9 Trust Fund. As of the date of this Agreement, Purchaser has at least $70,881,150.89 as of June 30, 2019 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of December 18, 2018, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Purchaser holding shares of Purchaser Common Stock sold in Purchaser’s IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Purchaser’s organizational documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

6.10 Listing. The Purchaser Units, Purchaser Common Stock and Purchaser Warrants are listed on the NYSE American, with trading tickets CHACU, CHAC, CHACW

6.11 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws.

6.12 Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any SEC Statement or Other Filing. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

6.13 Certain Business Practices. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

6.14 Anti-Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

6.15 Affiliate Transactions. Except as described in the Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries.

6.16 Litigation. There is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Purchaser or any of its subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Authority outstanding against Purchaser or any of its subsidiaries or any of its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

6.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in Schedule 6.17 Purchaser does not have any Indebtedness or other liabilities.

6.18 Tax Matters.

(a) (i) The Purchaser has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Purchaser; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser for which a Lien may be imposed on any of the Purchaser’s assets has been waived or extended, which waiver or extension is in effect; (v) the Purchaser has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Ordinary Shares of the Purchaser by the Shareholders to the Purchaser pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser; (viii) other than the Israeli Tax Ruling, there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Purchaser; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Purchaser has not paid any Tax or filed Tax Returns, asserting that the Purchaser is or may be subject to Tax in such jurisdiction, the Purchaser is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Purchaser members by virtue of having a permanent establishment or other place of business in that country, and the members of the Purchaser are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Purchaser has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2014; (xi) there is no outstanding power of attorney from the Purchaser authorizing anyone to act on behalf of the Purchaser in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Purchaser; (xii) the Purchaser is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xiii) the Purchaser is and has never been included in any consolidated, combined or unitary Tax Return; (xiv) to the knowledge of the Purchaser, no issue has been raised by a Taxing Authority in any prior Action relating to the Purchaser with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Purchaser for any other period; and (xiv) the Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Purchaser will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Purchaser (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser in filing its Tax Return.

(d) The Purchaser has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Purchaser are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1 Conduct of the Business. Each of the Company and the Purchaser covenants and agrees that:

(a) from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its reasonable best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause its Subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s assets or assets covered by any Contract except pursuant to existing contracts or commitments disclosed herein;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or shareholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular and necessary similar payments in the ordinary course);

(viii) obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, whether or not covered by insurance;

(xi) delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities (other than any redemption by the Purchaser of its stockholder pursuant to Section 7.6, or as otherwise contemplated herein);

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi) agree to do any of the foregoing.

(b) Neither party shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) From the date hereof through the Closing Date, neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

7.3 Notices of Certain Events. Each of the Purchaser and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

7.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified public accountants may issue.

7.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Purchaser’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders (the “Purchaser Stockholder Meeting”) requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) Purchaser shall call and hold the Purchaser Stockholder Meeting as promptly as practicable after the date of this Agreement for the purpose of seeking the Purchaser Stockholder Approval, and Purchaser shall use reasonable best efforts to hold the Purchaser Stockholder Meeting as soon as practicable after the date of this Agreement and Purchaser shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Purchaser shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Purchaser Stockholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.6 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Purchaser holding Purchaser Units or Purchaser Common Stock who shall have validly redeemed their Purchaser Units or Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or Purchaser Common Stock (the “Purchaser Redemption Amount”), (ii) the expenses to the third parties to which they are owed, and (iii) the remaining monies in the Trust Account to Purchaser.

7.7 Merger Proposal. As promptly as practicable after the execution and delivery of this Agreement: (i) Company and Merger Sub shall cause the merger proposal (in the Hebrew language) in substantially the form annexed hereto as Exhibit H (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Registrar of Companies within three days from the calling of the Company’s shareholders’ meeting in accordance with Section 317(a) of the Companies Law. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and each of their respective material creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company and Merger Sub shall have complied with the immediately preceding sentence and with paragraphs 7.9(a) through 7.9 (d) of this Section 7.7, but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Registrar of Companies, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, the Company and, if applicable, Merger Sub, shall:

(a) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at the office of the Registrar of Companies, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (i) two daily Hebrew newspapers and a newspaper in such other locations as required by the Companies Regulations (Merger), 5760-2000, on the day that the Merger Proposal is submitted to the Registrar of Companies, and (ii) if required, in such other manner as may be required by any applicable law and regulations;

(b) within four business days from the date of submitting the Merger Proposal to the Registrar of Companies, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in paragraph (a) of this Section 7.7;

(c) display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper, no later than three business days following the day on which the Merger Proposal was submitted to the Registrar of Companies; and

(d) in accordance with customary practice, of the Registrar of Companies, after Purchaser and the Company determine the intended date for the Closing, Merger Sub and the Company shall request that the Registrar of Companies shall declare the Merger effective and issue the Certificate of Merger upon such date as Purchaser and the Company shall have determined.

For the purposes of this Section 7.7 only, the term “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the Companies Law.

7.8 Company’s Shareholders Meeting.

(a) The Company shall take all action necessary under applicable Laws to call, give notice of and hold the Company’s shareholders’ meeting for purposes of seeking the Company’s shareholders’ approval for the Agreement, the transactions contemplated thereunder and other related matters, such as approving the purchase of a run off insurance pending Closing. The Company shall use reasonable best efforts to solicit from its shareholders proxies for voting on the matters to be voted on at the Company’s shareholders’ meeting as contemplated under this Agreement. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company’s shareholders’ meeting in compliance with all applicable Laws, including the Companies Law and the Charter Documents.

(b) The Company’s board of Directors shall recommend without reservation that Company’s shareholders vote in favor of granting their approval; and neither the Company’s board of directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner materially adverse to Purchaser, the recommendation of the Company’s board of Directors that the Company’s shareholders vote in favor of granting their approval.

(c) No later than three days after the approval of the Merger by the Company’s shareholders at the Company’s shareholders’ meeting, the Company shall (in accordance with Section 317(b) of the Companies Law) inform the Registrar of Companies regarding the Company’s shareholders’ approval having been obtained.

7.9 Merger Sub Shareholders Meeting. No later than three Business Days after the execution of this Agreement, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Registrar of Companies of such decision of Merger Sub’s shareholder with respect to the Merger.

7.10 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

7.11 IIA Notice. Promptly following the execution of this Agreement, but not later than the Closing, in each case in accordance with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, the Company shall submit a written notice (the “IIA Notice”) to the IIA regarding the change in ownership of the Company effected as a result of the Merger and the transactions contemplated herein.

ARTICLE VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company Group duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 8.2 and Governmental Approval as promptly as practicable hereafter.

8.3 Termination of Investor Rights Agreement. Effective as of the Closing Date, the Company shall cause the termination of the Amended and Restated Investors’ Rights Agreement, dated as of February 7, 2017, by and among the Company and the other parties thereto.

8.4 Company Shareholder Approval. The Company will not solicit its shareholders for the Company Shareholder Approval until August 11, 2019, and the Company Shareholder Approval shall have been obtained by no later than August 19, 2019.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party (other than the Shareholders’ Representative) shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time, and (ii) avoid an Action or proceeding by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties hereto (other than the Shareholders’ Representative) shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 9.1(a), each party hereto (other than the Shareholders’ Representative) agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Authority any additional information and documentary material that may be requested by such Authority pursuant to the applicable antitrust, competition, or trade regulation Law.

(c) Subject to applicable Law, each of the Company and Purchaser agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

9.2 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements set forth on Schedule 9.2.

9.3 Cooperation with SEC Statements.

(a) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that as soon as reasonably practicable, but in no event later than five (5) Business Days after receiving all necessary information relating to the Company from the Company for inclusion in the Proxy Statement, the Purchaser shall prepare and file with the SEC the Proxy Statement, or such other form, statement, or report as may be required under the United States federal securities laws (such Proxy Statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the “SEC Statement”) for the purpose of seeking the Purchaser Stockholder Approval. Each party (other than the Shareholders’ Representative) shall use its reasonable best efforts to resolve all SEC comments on the SEC Statement as promptly as practicable after such filing, and Purchaser and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Common Stock pursuant to the terms of this Agreement. Each of Purchaser and the Company shall furnish all information as may be reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the SEC Statement and any Other Filing. As promptly as practicable after all SEC comments on the SEC Statement shall have been resolved, Purchaser shall use its reasonable best efforts to cause the SEC Statement to be mailed to its stockholders as of the record date for the Purchaser Stockholder Meeting.

(b) The Company shall provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the SEC Statements (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Company Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the SEC Statement or any Other Filing. Subject to the Company’s review and approval of any SEC Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Company Financial Statements in any SEC Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Required Company Financial Statements), or summaries thereof or extracts therefrom, may be included in the SEC Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, each of Purchaser and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other parties and their respective employees, counsel, financial advisors, auditors and other authorized representatives as relevant if required to achieve the foregoing. No filing of, or amendment or supplement to, the SEC Statement or any Other Filing will be made (in each case including documents incorporated by reference therein) by either Purchaser or the Company without providing the other with a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, neither the Company nor the Purchaser will file any SEC Statement or Other Filings without the other party’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the SEC Statement or Other Filings, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the SEC Statement or the Merger. Purchaser and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the SEC Statement or Other Filings as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of Purchaser and the Company shall cooperate with each other in the preparation of each of SEC Statement and Other Filing and each of Purchaser and the Company shall furnish the other with all information concerning it and its Affiliates as the requesting party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the SEC Statement or Other Filings, as applicable. Purchaser and the Company shall notify each other promptly of the time when the SEC Statement shall be declared definitive, of the issuance of any stop order or suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the SEC Statement, Other Filings or for additional information.

(c) As of the date of the filing of any SEC Statement with the SEC or Other Filing, none of the Company Information, Required Company Financial Statements or other financial information supplied by the Company in connection with the SEC Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

(d) If at any time prior to the Effective Time any information relating to Purchaser or the Company or any of their respective Affiliates, directors, officers or stockholders, should be discovered by Purchaser or the Company which should be set forth in an amendment or supplement to either the SEC Statement or Other Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Purchaser’s stockholders.

9.4 Confidentiality. Except as necessary to complete the Proxy Statement or any other SEC Statements or Other Filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other SEC Statements and Other Filings. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Shareholders’ Representative shall be permitted to disclose information as required by Law or to employees, advisors, agents or consultants of the Shareholders’ Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

9.5 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing Date, Purchaser shall purchase a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall be permitted to obtain and fully pay the premium for a seven year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of seven years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. After the Effective Time, Purchaser shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no party shall have any other obligation to purchase or pay for any insurance hereunder.

9.6 Execution of Offer Letters with Senior Management. The Company will identify members of the senior management team and will execute an offer letter or other employment related agreement with each such senior management member, in such form and terms as agreed upon by the Company.

9.7 Repayment of Purchaser Indebtedness and other Liabilities. Prior to or concurrent with the Closing, Purchaser shall repay and extinguish all expenses, Indebtedness and other liabilities without any further Liability to the Company or Purchaser, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such expenses, Indebtedness or other liabilities, including those liabilities required to be set forth on Schedule 6.17.

9.8 Equity Financing.

(a) Purchaser and the Company shall use their commercially reasonable efforts to cause the immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) available for release to Purchaser immediately following the Closing, plus the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing, if any, that have been deposited into the New Investment Escrow Account pursuant to the Third Party Purchase Agreements to equal or exceed Thirty Million Dollars ($30,000,000).

(b) Purchaser and the Company shall use their commercially reasonable efforts to cause the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements to equal or exceed Twenty Million Dollars ($20,000,000).

9.9 Certain Tax Matters. Purchaser and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

9.10 Founder Share Cancellation. If the Aggregate Investment Amount is less than Seventy Million Dollars ($70,000,000), Chardan Investments LLC agrees to forfeit a number of whole shares of Purchaser Common Stock equal to: (a) Five Hundred Thousand (500,000) shares of Purchaser Common Stock; multiplied by (b) the quotient of: (i) the absolute value of the difference between Seventy Million Dollars ($70,000,000) minus the Aggregate Investment Amount; divided by (ii) Twenty Million Dollars ($20,000,000), rounded to the nearest whole share; provided, however, that in no event will Chardan Investments LLC be required to forfeit more than Five Hundred Thousand (500,000) shares of Purchaser Common Stock pursuant to this Section 9.10.

9.11 Equity Incentive Plan. Prior to the Closing, the Company shall amend the Equity Incentive Plan (or adopt a new equity incentive plan having the same effect that will be assumed by Purchaser as of the Effective Time), to include: (a) an “evergreen” provision that will provide for an automatic increase on an annual basis in the number of shares available for issuance under the Equity Incentive Plan (or such new equity incentive plan) equal to an amount as determined by the compensation committee of the Company, not to exceed on an annual basis four percent (4%) of the total number of shares of Purchaser Common Stock then-issued and outstanding; and (b) such other terms are customary for a company whose securities are traded on the NYSE American or any similar exchange in the United States of America.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on Closing;

(b) At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Registrar of Companies and at least thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub, and the Certificate of Merger shall have been received from the Registrar of Companies;

(c) Any Governmental Approvals shall have been obtained;

(d) There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing;

(e) The Purchaser’s initial listing application with the NYSE American in connection with the transactions contemplated hereby shall have been approved, immediately following the Closing Purchaser shall satisfy any applicable initial and continuing listing requirements of the NYSE American and Purchaser shall not have received any notice of non-compliance therewith, and the Purchaser Common Stock shall have been approved for listing on the NYSE American, subject to completion of the Merger; and

(f) Each of the Purchaser Stockholder Approval and the Company Shareholder Approval shall have been obtained.

10.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true and correct as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect.

(d) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2 (the “Company Certificate”).

(e) Purchaser shall have received the Financial Statements.

(f) Purchaser shall have received (i) a copy of the Charter Documents certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary.

(g) Each of the Voting Agreement, Registration Rights Agreement and Escrow Agreement shall have been duly executed and delivered by each party thereto other than Purchaser.

(h) The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000).

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) The Purchaser and Merger Sub shall each have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser or on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

(c) The Shareholder Designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(d) The Aggregate Investment Amount shall equal or exceed Fifty Million Dollars ($50,000,000) in the aggregate.

(e) Purchaser shall have delivered to the Company executed payoff letters for all Indebtedness, expenses and other liabilities of Purchaser that remain unpaid as of immediately prior to the Closing.

(f) The aggregate amount of Indebtedness, expenses and other liabilities of Purchaser that remain unpaid as of immediately prior to the Closing is less than $1,000,000.

(g) The daily volume weighted average price of a share of Purchaser Common Stock for the 10 trading days immediately preceding the Closing Date shall equal at least Nine Dollars and Fifty Cents ($9.50).

(h) The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000).

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of Purchaser. From and after the Closing, the Escrow Participants hereby agree to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article V (as modified by the Schedules) or in the Company Certificate, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of the Company contained in this Agreement to be performed prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the maximum liability of the Escrow Participants under this Agreement, including this Article XI, or otherwise in connection with the transactions contemplated by this Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”). The Purchaser shall not be entitled to indemnification pursuant to this Section 11.1 unless and until the aggregate amount of Losses to Purchaser equals at least $1,246,875 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for any Losses above the Basket, less $124,687.50 per Loss. The Escrow Participants shall have no liability or obligation to indemnify any Purchaser or any other Indemnified Party under this Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to Purchaser or any of its representatives or disclosed in the information set out in any Schedule to this Agreement.

11.2 Procedure. The following shall apply with respect to all claims by the Purchaser (an “Indemnified Party”) for indemnification pursuant to this Article XI:

(a) An Indemnified Party shall give the Shareholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure prejudices the ability of the Escrow Participants (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Escrow Participants, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Shareholders’ Representative, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within twenty (20) Business Days thereafter), shall notify such Indemnified Party in writing of the intention of the Shareholders’ Representative to assume the defense thereof.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable documented out-of-pocket fees and expenses of one separate counsel of the Indemnified Party shall be borne by the Indemnifying Parties subject to the limitations set forth in this Article XI.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim, or unless a judgment is entered against the Indemnified Party for such liability by an Authority of competent jurisdiction. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense subject to the limitations set forth in this Article XI. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 11.1 or 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested members of the board of directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

11.3 Escrow of Escrow Shares by Escrow Participants. The Company hereby authorizes the Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article XI, the Escrow Shares are valued at the greater of: (i) $10.00 per share; or (ii) the Purchaser Redemption Amount (the “Escrow Share Value”).

(a) Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). Each Escrow Participant shall be entitled to vote such Escrow Participant’s Escrow Pro Rata Portion of the Escrow Shares on any matters to come before the shareholders of the Purchaser. It is intended that for U.S. federal income tax purposes that while the Escrow Shares are held by the Escrow Agent, the Escrow Participants shall be treated owners of the Escrow Shares, and to the extent required by Applicable Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be distributed to each Escrow Participant in accordance with such Escrow Participant’s Escrow Pro Rata Portion. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participants or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participants, prior to the delivery to such Escrow Participants of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Escrow Participants (in accordance with such Escrow Participant’s Escrow Pro Rata Portion) less the number of Escrow Shares (at an assumed value equal to the Escrow Share Value per Escrow Share) reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Purchaser prior to the expiration of the Survival Period that remain pending and unresolved. Prior to the Release Date, the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Shares (in accordance with such Escrow Participant’s Escrow Pro Rata Portion) determined in accordance with this Section 11.4(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article XI of any claim(s) for indemnification that remain unresolved as of the Release Date the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to each Escrow Participant (in accordance with such Escrow Participant’s Escrow Pro Rata Portion) the number of Escrow Shares retained in escrow following the resolution of such claim(s) and not released to Purchaser.

11.4 Payment of Indemnification. In the event that Purchaser is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Purchaser’s sole and exclusive remedy for such Losses shall be the recovery of a number of shares of Purchaser Common Stock from the Escrow Shares having a value equal to the Losses that have been finally determined to be owing to the Purchaser in accordance with this Article XI (at an assumed value equal to the Escrow Share Value per Escrow Share), in each case, subject to the limitations set forth in this Article XI. Any payments to Purchaser from the Escrow Shares will be treated as a reduction in the number of shares of Purchaser Common Stock issued to the Escrow Participants for U.S. federal income tax purposes.

11.5 Insurance. In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy or other third party reimbursement actually received.

11.6 Survival of Indemnification Rights. The representations and warranties of the Company shall survive until six (6) months (the “Survival Period”) following the Closing. The covenants of the Company contained in this Agreement to be performed prior to Closing shall expire and be of no further force or effect as of the Closing, provided, that claims for breach or nonfulfillment thereof shall survive until the expiration of the Survival Period. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 for Losses shall be effective so long as it is asserted prior to the expiration of the Survival Period; provided, that in the event that any Indemnification Notice shall have been given in accordance with the provisions of this Agreement prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnifications Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The parties acknowledge that the time periods set forth in this Section 11.6 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters and that the 20 year statute of limitations contemplated by Title 10 of Section 8106(c) of the Delaware Code shall not apply to this Agreement.

11.7 Sole and Exclusive Remedy. The remedies provided in this Article XI and the rights to enforce the Additional Agreements in accordance with their terms shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, except nothing in this Agreement (i) will limit the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent Purchaser from bringing an action for fraud (with scienter) against the Person who committed such Fraud (with scienter) or (iv) limit the right of any Person to pursue remedies under any Additional Agreement against the parties thereto.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any Party. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c) Except with respect to matters set forth in Article II that relate to the effectuation of the Merger, which are exclusively governed by the Law of the State of Israel, the laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party (if the Shareholders’ Representative, then solely on behalf of the Company Securityholders) and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties (in the case of the Shareholders’ Representative, solely on behalf of the Company Securityholders) shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by October 31, 2019 (the “Outside Closing Date”); provided, that if the SEC has not declared the Proxy Statement effective on or prior to September 30, 2019, the Outside Closing Date shall be automatically extended to November 30, 2019, and no material breach of this Agreement by the party (i.e., the Purchaser or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

13.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 10.2 impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if: (i) Purchaser shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 10.3 impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a written notice from the Company describing in reasonable detail the nature of such breach.

13.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XIII, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 9.4, Article XII, this Section 13.3 and Article XIV shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) if email, on the date of transmission; or (d) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation), to:

BiomX Ltd.
7 Sapir St.
Ness Ziona,
Israel, 7414002
Attn:  Jonathan Solomon
Fax: TBD
e-mail:  jonathans@biomx.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
United States of America
Attn.:    Anna T. Pinedo
Phyllis G. Korff
Email:    APinedo@mayerbrown.com
PKorff@mayerbrown.com

and a copy to (which shall not constitute notice):

Shy S. Baranov, Adv.

Zysman, Aharoni, Gayer & Co.

41-45 Rothschild Blvd., Beit Zion

Tel Aviv, 6578401, Israel

Email: sbaranov@zag-sw.com

if to the Shareholders’ Representative, or to the Company Securityholders after Closing, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400

Denver, CO 80202
Attn: Managing Director
Fax: (303) 623-0294
Email: deals@srsacquiom.com

if to the Purchaser or Merger Sub:

Chardan Healthcare Acquisition Corp.
17 State Street, 21st Floor
New York, NY 10004
Attn: Jonas Grossman
Fax:
e-mail:grossmanj@chardanspac.com

to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154

Attention: Giovanni Caruso

Fax: (212) 937-3943
e-mail: gcaruso@loeb.com

to (which shall not constitute notice):

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Road

Ramat Gan, Israel

Attention: Mike Rimon, Adv.

Email: mrimon@meitar.com

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to include in its marketing materials that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such materials do not disclose any of the other terms of the Merger or the other transactions contemplated herein.

14.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser after the Closing. If the Closing does not take place, each party (in the case of the Shareholders’ Representative, solely on behalf of the Company Securityholders) shall be responsible for its own expenses.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, except that matters referred to in Article II that relate to the effectuation of the Merger are exclusively governed by the Law of the State of Israel.

14.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual knowledge of Sigal Fattal, Assaf Oron and Jonathan Solomon.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Except as provided in Section 9.5 and Section 14.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated December 18, 2018 (the “Prospectus”). The Company has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Shareholders’ Representative, for itself and on behalf of the Shareholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

14.15 Shareholders’ Representative. By virtue of the adoption of this Agreement and the transactions contemplated hereby, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder shall be deemed to have appointed the designation of, and hereby designates, Shareholder Representative Services LLC as the Shareholders’ Representative for all purposes in connection with this Agreement and the agreements ancillary hereto, including, but not limited to, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 11.1 or, following the Closing, other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Company Securityholders, (iv) to authorize or object to delivery to Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Company Securityholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The Shareholders’ Representative may resign at any time. Such agency may be changed by the Company Securityholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of a majority of the shares of Company Capital Stock (on an as converted to Ordinary Shares and Ordinary A Shares basis) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the shares of Company Capital Stock (on an as converted to Ordinary Shares and Ordinary A Shares basis) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that Representative Losses shall not include costs (other than third party expenses) incurred by the Shareholders’ Representative in the ordinary course of business of the Shareholders’ Representative under the engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Securityholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Shareholders’ Representative from (x) the funds in the Expense Fund, and (y) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. Upon the Closing, the Company will wire US$30,000 (the “Expense Fund”) to the Shareholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Shareholders’ Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Shareholders’ Representative’s responsibilities, the Shareholders’ Representative will deliver any remaining balance of the Expense Fund to the Company. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company at the time of Closing.

14.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 14.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby, provided, that this Section 14.16 shall not apply to Section 14.15, which shall be enforceable by the Shareholders’ Representative in its entirety against the Company Securityholders.

14.17 Waiver of Conflict; Privilege.

(a) Each of the parties hereto acknowledge and agree that Goodwin Procter LLP (“Goodwin”) and Zysman, Aharoni, Gayer & Co (“ZAG”, and together with Goodwin, “Company Counsel”) have each acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Purchaser hereby consents and agrees to, and agrees to cause the Company to consent and agree to, Company Counsel representing the Shareholders’ Representative and/or any of the Company Securityholders (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Purchaser and its Affiliates (including the Company).

(c) In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) either Company Counsel’s prior representation of the Company or (ii) either Company Counsel’s representation of the Seller Parties after the Closing.

(d) Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of either Company Counsel, the Company, any of the Seller Parties, or any of their respective directors, officers employees or other representatives that directly relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Securityholders, shall be controlled by the Shareholders’ Representative on behalf of the Company Securityholders and shall not pass to or be claimed by Purchaser or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Shareholders’ Representative and the Company Securityholders, shall be controlled by the Shareholders’ Representative on behalf of the Company Securityholders and shall not pass to or be claimed by Purchaser or the Company.

(e) Notwithstanding the foregoing, in the event that a dispute arises between any Indemnified Party, on the one hand, and a third party other than the Shareholders’ Representative or any Company Securityholder, on the other hand, Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Purchaser nor the Company may waive such privilege without the prior written consent of the Shareholders’ Representative. In the event that Purchaser or the Company is legally required by an Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser (x) shall, to the extent legally permissible, reasonably promptly notify the Shareholders’ Representative in writing (including by making specific reference to this Section), (y) agrees that the Shareholders’ Representative can seek a protective order and (z) agrees to use, at the Securityholders’ sole cost and expense, commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by either Company Counsel constitute property of its clients, only the Shareholders’ Representative and the Company Securityholders shall hold such property rights and neither Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between a Company Counsel, on the one hand, and the Company, on the other hand.

14.18 No Other Representations; No Reliance. NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Purchaser and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Purchaser or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article V, in each case as modified by the Schedules: (i) Purchaser acknowledges and agrees that: (A) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to the Purchaser, Merger Sub or their respective representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (B) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V of this Agreement and subject to the limited remedies herein provided; (ii) Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Securityholders nor any other Person shall have any liability to Purchaser or any other Person with respect to any such other representations or warranties, including without limitation projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

CHARDAN HEALTHCARE ACQUISITION CORP.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Chief Executive Officer

Merger Sub:

CHAC MERGER SUB LTD.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Director

Company:

BIOMX LTD.

By:	/s/ Jonathan Solomon
Name: Jonathan Solomon
Title: Chief Executive Officer

Shareholders’ Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholders’ Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Solely for the purposes of Section 9.10

CHARDAN INVESTMENTS LLC

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Director